Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name	State or Other Jurisdiction of Incorporation or Organization	Names Under Which Subsidiary Does Business
GBT SCD, Limited	Cayman Islands	GBT SCD, Limited
GBT IPF, Limited	Cayman Islands	GBT IPF, Limited